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                                                                      EXHIBIT 12


                             CONEXANT SYSTEMS, INC.
                       STATEMENT RE: COMPUTATION OF RATIOS
                         NINE MONTHS ENDED JUNE 30, 2001
                        (unaudited, dollars in thousands)


RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
   Loss before income taxes                   $(1,365,594)
   Add: Fixed charges, net
     of capitalized interest                       38,250
                                              -----------

                                              $(1,327,344)
                                              ===========

Fixed charges:
   Interest expense                           $    23,065
   Amortized debt issuance costs                    8,257
   Interest portion of rental expense               6,928
                                              -----------

                                              $    38,250
                                              ===========

Ratio of earnings to fixed charges                     --(1)
                                              ===========


(1) For the nine months ended June 30, 2001, the Company had a deficiency of earnings compared to its fixed charges of $1.4 billion.